Exhibit 10.1

EMPLOYMENT AGREEMENT


	AGREEMENT made as of July 6, 1999, among USCI, Inc., a Delaware corporation with its principal office at 6115-A Jimmy Carter Blvd., Norcross, Georgia 30071 (the "Company"), and LEE FEIST, residing at 16 Copper Beech Lane, Ridgefield, Connecticut 06877 (the "Executive").

W I T N E S S E T H :

	WHEREAS, the Company desires that Executive be employed to serve in a senior executive capacity with the Company, and Executive desires to be so employed by the Company upon the terms and conditions herein set forth.

	NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations and covenants herein contained, the parties hereto agree as follows:

	1.	EMPLOYMENT.

		The Company hereby employs Executive and Executive hereby accepts such employment, subject to the terms and conditions herein set forth. Executive shall hold the office of Chief Executive Officer of the Company, and such other office or offices of the Company and any of its subsidiaries as the Board of Directors shall designate, reporting to the Board of Directors of the Company, or such subsidiary or subsidiaries, as applicable. The Company shall nominate Executive for election as a director of the Company for all periods that Executive holds the office of Chief Executive Officer of the Company.

	2.	TERM.

		The initial term of employment under this Agreement shall begin on the date hereof (the "Employment Date") and shall continue for a period of five (5) years from that date, subject to prior termination in accordance with the terms hereof. Thereafter, this Agreement shall automatically be renewed for a two-year term, unless the Company or the Executive shall give the other sixty (60) days prior written notice of its or his intent not to renew this Agreement.

	3.	PLACE OF PERFORMANCE

	In connection with the Executive's employment by the Company, the Executive shall be based at the Company's principal office in Norcross, Georgia. The Company understands and agrees, however, that Executive will, for at least the first six months following the Employment Date, maintain his principal residence in Ridgefield, Connecticut and, accordingly, Executive shall be entitled to the benefits set forth in Section 9 hereof.

	4.	COMPENSATION.

		(a)	Base Salary.  During the term of this Agreement,
Executive shall receive an annual salary at the rate of $275,000 in the first year of the term, $295,000 in the second year of the term, $315,000 in the third year of the term, $335,00 in the fourth year of the term and $355,000 in the fifth year of the term. Executive's compensation shall be payable in equal installments in accordance with the Company's normal salary payment policies and shall be subject to such payroll deductions as are required by law or applicable employee benefit programs.

		(b)	Bonus.   Executive shall receive a guaranteed
$75,000 cash bonus at the end of the first year of employment, payable within thirty (30) days following the end of the first year of employment.

		(c)	Incentive Compensation.  Executive shall receive
incentive compensation ("Incentive Compensation") for each fiscal year of the Company during Executive's employment equal to five percent (5%) of the first $4,000,000 of EBITDA (earnings before depreciation, interest, amortization and taxes) of the Company and two percent (2%) of EBITDA in excess of $4,000,000 for that fiscal year. Since the fiscal year of the Company does not correspond to the employment year for the Executive, Incentive Compensation for 1999 will be prorated. In the event that Executive and the Company cannot agree, in good faith, on the computation of EBITDA, that determination shall be made by an independent public accounting firm which is not then performing services for either the Executive or the Company (or any of its subsidiaries), and which is selected by Executive and approved by the Company (whose approval shall not be unreasonably withheld.) Such determination shall be made in accordance with GAAP applied on a consistent basis and shall be final and binding upon the parties.

	5.	EXPENSES.

		The Company shall pay or reimburse Executive, upon presentment of suitable vouchers, for all reasonable business and travel expenses which may be incurred or paid by Executive in connection with his employment hereunder, with such frequency as the Executive shall determine. Executive shall comply with such restrictions and shall keep such records as the Company may deem necessary to meet the requirements of the Internal Revenue Code of 1986, as amended from time to time, and regulations promulgated thereunder.

	6.	AUTOMOBILE.

		The Company shall lease, during the term of Executive's employment hereunder, for Executive an automobile with a retail purchase price not to exceed $25,000 and shall replace such automobile at least every three (3) years during Executive's term of employment.

 	7.	INSURANCE AND OTHER BENEFITS.

		Executive shall be entitled to such vacations and to participate in and receive any other benefits customarily provided by the Company to its senior management personnel (including any profit sharing, pension, health insurance, dental coverage, key man life insurance, AD&D and short and long-term disability in accordance with the terms of such plans), and including stock options and/or stock purchase plans, all as determined from time to time by the Board of Directors of the Company. The Company shall maintain director and officer ("D & O") insurance which will inure to Executive's benefit, in such amounts and with such scope of coverage as are customary in such circumstances for public corporations in the Company's industry.

	8.	STOCK OPTIONS.

		(a)	Non-Qualified Stock Options.  The Company and
Executive will enter into an Non-Qualified Stock Option Agreement dated the Employment Date, providing for the grant to Executive of a stock option to purchase .5% of the outstanding shares of the Company's Common Stock on a fully-diluted basis, at an exercise price per share equal to the par value of the Company's Common Stock. Executive shall receive non-qualified stock options to purchase an additional .5% of the outstanding shares of the Company's Common Stock on a fully-diluted basis on each of the second and third anniversaries of the Employment Date, at an exercise price per share equal to the par value of the Company's Common Stock. Each of the foregoing options shall be ten (10) year stock options, shall vest one hundred percent (100%) on the date of grant and shall terminate no earlier than one (1) year after the date of Executive's expiration or termination of employment or service; provided, however, that if Executive's employment is terminated for cause, as defined in Section 11(c) hereof, all such options shall terminate if not exercised within thirty (30) days following the date of employment termination. All Common Stock issuable upon exercise of the options shall be registered on a registration statement filed and declared effective by the Securities and Exchange Commission under the Securities Act of 1933, as amended.

		(b)	Incentive Stock Options.  The Company and
Executive will enter into an Incentive Stock Option Agreement dated the Employment Date, providing for the grant to Executive of a stock option to purchase .5% of the outstanding shares of the Company's Common Stock on a fully-diluted basis, at an exercise price per share equal to the fair market value of the Common Stock on the date of grant. Executive shall receive incentive stock options to purchase an additional .5% of the outstanding shares of the Company's Common Stock on a fully-diluted basis on each of the second, third and fourth anniversaries of the Employment Date, at an exercise price per share equal to the fair market value of the Company's Common Stock on the date of grant. Each of the foregoing options shall be ten (10) year options, shall vest one hundred percent (100%) on the date of grant and shall terminate no earlier than one (1) year after the date of Executive's termination of employment or service; provided, however, that if Executive's employment is terminated for cause, as defined in Section 11(c) hereof, all such options shall terminate if not exercised within thirty (30) days following the date of employment termination. All Common Stock issuable upon exercise of the options shall be registered on a registration statement filed and declared effective by the Securities and Exchange Commission under the Securities Act of 1933, as amended.

		(c)	Additional Stock Options.  Executive shall
receive stock options to purchase 1,500,000 shares of the Company's Common Stock at an exercise price per share of $1.50 in the event (i) the stock price of the Company's Common Stock is listed on any stock exchange or quoted on the Nasdaq Stock Market or on the pink sheets and
(ii) the closing price or closing bid price per share is $1.50 or more for twenty-five (25) consecutive trading days. Such options shall be incentive stock options, if permissible by law, shall have a term of ten
(10) years, shall vest one hundred percent (100%) on the date of the grant and shall terminate no earlier than one (1) year after the date of Executive's expiration or termination of employment or service. All Common Stock issuable upon exercise of these options shall be registered on a registration statement filed and declared effective by the Securities and Exchange Commission under the Securities Act of 1933, as amended.

	9.	RELOCATION SUPPORT.

	(a)	Because the Company is considering moving its corporate
headquarters from Norcross, Georgia and Executive currently resides in Ridgefield, Connecticut, Executive shall initially commute from Connecticut to corporate headquarters on a weekly basis. During such period, the Company shall reimburse Executive for all reasonable transportation and temporary living expenses incurred. In the event that the Company determines (i) to move its corporate headquarters during the term of this Agreement such that Executive is still required to commute to another state, or (ii) to continue maintaining its headquarters in Norcross, Georgia, the Company shall continue to reimburse Executive for all such reasonable expenses; provided, however, that the Company shall reimburse Executive for temporary living expenses only for up to six (6) months from the date of such determination.

	(b) Executive shall receive reimbursement for relocation, to the Atlanta, Georgia area, or where the corporate headquarters may be relocated, if necessary, including (i) reasonable moving expenses, and
(ii) reasonable transportation expenses for Executive and his family in connection with the relocation described in 9(a). All reimbursements for relocation will be based upon actual expenses incurred, and shall be paid promptly following Executive's delivering receipts thereof to the Company. Any portion of such relocation expense reimbursement that is taxable to Executive will be "grossed up" to cover all federal and state taxes payable by Executive.

	10.	DUTIES.

	(a)	Executive shall perform such duties and functions as the
Board of Directors of the Company shall from time to time determine and Executive shall comply in the performance of his duties with the policies of, and be subject to, the reasonable direction of the Board of Directors.

	(b)	Executive agrees to devote substantially all his working
time, attention and energies to the performance of the business of the Company; Executive shall not, directly or indirectly, alone or as a member of any partnership or other organization, or as an officer, director or employee of any other corporation, partnership or other organization, be actively engaged in or concerned with any other duties or pursuits which interfere with the performance of his duties hereunder, or which, even if non-interfering, may be inimical, or contrary, to the best interests of the Company, except those duties or pursuits specifically authorized by the Board of Directors.

	(c)	The Company acknowledges that Executive is currently a
director of International Consulting Resources LLC and American Entertainment Network, LLC, and consents to the continuation by Executive as a director of these companies. However, Executive will obtain Board of Directors approval before accepting any new director positions. This provision shall not be construed to prevent Executive from investing or trading in non-conflicting investments for his own account, including real estate, stocks, bonds, securities, commodities or other forms of investments.

	11.	TERMINATION OF EMPLOYMENT; EFFECT OF TERMINATION.

		(a)	Executive's employment hereunder may be
terminated at any time upon written notice from the Company to Executive,

		(i)	upon the determination by the Board of Directors
that Executive's performance of his duties has not been fully satisfactory for any reason, which would not constitute "cause" (as hereinafter defined), upon sixty (60) days' prior written notice to Executive;

		(ii)       upon the determination by the Board of
Directors of the Company that there is cause for such termination, upon ten (10) days' prior written notice to Executive;

		(iii)      the death of the Executive; or

		(iv) the "disability" of Executive (as hereinafter defined).


		(b)	For the purposes of this Agreement, the term
"disability" shall mean the inability of Executive, due to illness, accident or any other physical or mental incapacity, to perform his duties in a normal manner for a period of three (3) consecutive months or for a total of six (6) months (whether or not consecutive) in any twelve (12) month period during the term of this Agreement as reasonably determined by the Board of Directors of the Company after examination of Executive by an independent physician reasonably acceptable to Executive.

		(c)	For the purposes hereof, the term "cause" shall
mean and be limited to: (i) Executive's conviction (which, through lapse of time or otherwise, is not subject to appeal) of any crime or offense involving money or other property of the Company or which constitutes a felony in the jurisdiction involved; (ii) Executive's willful or purposeful misconduct that is materially damaging or detrimental to the Company; (iii) Executive's continued willful failure or refusal without proper cause to perform his duties under this Agreement; provided that Executive shall have first received written notice from the Board of Directors of the Company stating with specificity the nature of such failure and refusal and affording Executive an opportunity to correct the acts or omissions complained of; (iv) any attempt by Executive to secure any unauthorized personal profit in connection with the business of the Company; and (v) the engaging by Executive in any business other than the business of the Company which interferes with the performance of his duties hereunder.

		(d)	Executive's employment hereunder may be
terminated by Executive at any time upon sixty (60) days' prior written notice to the Company. Executive's employment hereunder may be terminated by Executive for "Good Reason" upon ten (10) days' prior written notice to the Company. For purposes hereof, the term "Good Reason" shall mean the failure by the Company to comply with any material provision of this Agreement which has not been cured within ten
(10) days after notice of such noncompliance has been given by the Executive to the Company.

		(e)	If Executive shall die during the term of his
employment hereunder, this Agreement shall terminate immediately. In such event, the estate of Executive shall thereupon be entitled to receive such portion of Executive's annual salary and benefits as has been accrued but remains unpaid through the end of the month of Executive's death, plus any reimbursement of expenses as provided herein and vested amounts to which he is entitled under any compensation or employee benefit plan of the Company, in accordance with the terms and conditions of each such plan, plus bonus, if any, and Incentive Compensation in respect of the fiscal year of Executive's death on a pro rata basis through the date of death.

		(f)	Upon Executive's "disability", the Company shall
have the right to terminate Executive's employment. Notwithstanding any inability to perform his duties, Executive shall be entitled to receive his compensation (including bonus, if any, and Incentive Compensation on a pro rata basis through the termination date), plus any reimbursement of expenses as provided herein and vested amounts to which he is entitled under any compensation or employment benefit plan of the Company, in accordance with the terms and conditions of each such plan, until the termination of his employment for disability. Any termination pursuant to this subsection (f) shall be effective on the date thirty
(30) days after which Executive shall have received written notice of the Company's rightful election to terminate.

		(g)	If the Executive's employment shall be
terminated by the Company for cause or by Executive for reasons other than Good Reason, the Company shall pay the Executive his salary and earned but unpaid bonus and Incentive Compensation through the date of termination, plus any reimbursement of expenses as provided herein and vested amounts to which he is entitled under any compensation or employee benefit plan of the Company, in accordance with the terms and conditions of each such plan.

		(h)	Notwithstanding any provision to the contrary
contained herein, in the event that Executive's employment is terminated by the Company at any time for any reason other than cause, disability or death, or in the event Executive's employment is terminated by Executive for Good Reason, the Company shall pay to Executive, Executive's earned but unpaid salary and Incentive Compensation prorated up to and including the date of termination, plus any reimbursement of expenses as provided herein and any vested amounts to which he is entitled under any compensation or employee benefit plan of the Company, in accordance with the terms and conditions of each such plan.
Executive shall also receive his guaranteed $75,000 bonus if such termination on these grounds occurs prior to the end of the first 12 months of the term of employment and shall receive the stock options specified in Section 8(c) hereof, whether or not the triggering event for such grant has occurred, except to the extent previously granted.
In addition, Executive shall also receive a lump sum cash severance payment of $600,000, payable within thirty (30) days following termination of his employment.

		(i)	Unless otherwise specified herein, the timing of
any payments to be made to Executive upon an expiration or termination of his employment shall be within thirty (30) days after the applicable termination date, except that any Incentive Compensation to be paid shall be paid within thirty (30) days after the Company's fiscal year end in respect of the fiscal year in which Executive's employment expires or is terminated.

	12.	CHANGE IN CONTROL.

		(a)	Definition.  A "Change in Control" shall mean
the occurrence of any of the following events:

		(i)	The Company is merged with or consolidated with
another corporation in a transaction in which (x) the Company is not the surviving corporation, and (y) the Company's stockholders immediately prior to such transaction do not have the same proportionate ownership of the outstanding voting securities of the surviving corporation immediately following the transaction; or

		(ii)	any sale, lease, exchange or other transfer (in
one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company; or

		(iii)	the stockholders of the Company shall approve
any plan or proposal for liquidation or dissolution of the Company; or

		(iv)	Any person or entity or affiliated group of
persons or entities becomes the holder of more than 51% of the Company's outstanding shares of Common Stock.

		(b)	Payments.  If a Change in Control occurs during
the term of the Executive's employment pursuant to this Agreement then, if Executive resigns for any reason within ninety (90) days after the Change in Control, the Company shall (i) continue existing health insurance, dental coverage, key man life insurance, AD&D and long-term disability coverage in effect for Executive at the time of his resignation for a period of the lesser of one (1) year or until covered by another plan, and (ii) continue the Executive's salary for a one (1) year period; provided, however, that during the applicable period in which benefits are being paid by the Company, Executive agrees to maintain a consulting relationship with the Company which shall not interfere with any other obligations of the Executive.

	13.	REPRESENTATIONS AND AGREEMENTS OF EXECUTIVE.

	(a)	Executive represents and warrants that he is free to
enter into this Agreement and to perform the duties required hereunder, and that there are no employment contracts or understandings, restrictive covenants or other restrictions, whether written or oral, preventing the performance of his duties hereunder.

		(b)	Executive agrees, if requested, to submit to a
medical examination and to cooperate and supply such other information and documents as may be required by any insurance company in connection with he Company's obtaining life insurance on the life of Executive, and any other type of insurance or fringe benefit as the Company shall determine from time to time to obtain.

	14.	NON-COMPETITION.

	(a)	Executive agrees that during his employment by the
Company and, in the event of a termination by the Company for cause, for a period of one (1) year following termination of Executive's employment hereunder (the "Non-Competitive Period"), Executive shall not, directly or indirectly, as owner, partner, joint venturer, stockholder, employee, broker, agent, principal, trustee, corporate officer, director, licensor, or in any capacity whatsoever engage in, become financially interested in, be employed by, render any consultation or business advice with respect to, or have any connection with, any business which is competitive with the business of the Company at the time of Executive's termination, and which is doing business in any geographic area where, at the time of such termination, the business of the Company is being conducted; provided, however, that Executive may own any securities of any corporation which is engaged in such business and is publicly owned and traded but in an amount not to exceed at any one time two percent (2%) of any class of stock or securities of such corporation.

	(b)	If any portion of the restrictions set forth in this
Section 14 should, for any reason whatsoever, be declared invalid by a court of competent jurisdiction, the validity or enforceability of the remainder of such restrictions shall not thereby be adversely affected.


	(c)	Executive acknowledges that the Company conducts
business on a world-wide basis, that its sales and marketing prospects are for continued expansion into world markets and that, therefore, the territorial and time limitations set forth in this Section 14 are reasonable and properly required for the adequate protection of the business of the Company. In the event any such territorial or time limitation is deemed to be unreasonable by a court of competent jurisdiction, Executive agrees to the reduction of the territorial or time limitation to the area or period which such court deems reasonable.


	15.	NON-DISCLOSURE OF CONFIDENTIAL INFORMATION

	(a)	Executive acknowledges that his employment by the
Company will, throughout the term of this Agreement, bring him in contact with proprietary or confidential information relating to the business or interests of the Company not readily available to the public, ("Confidential Information"). In recognition of the foregoing, Executive covenants and agrees that, unless specifically authorized to do so by the Company, during the term of this Agreement and for a period of three (3) years thereafter, he will not, directly or indirectly, disclose or make use in any manner or permit to be known, any Confidential Information other than in performing the services required of him under this Agreement, except as required by court order, law or subpoena, or other legal compulsion to disclose. The provisions of this
Section 15(a) shall not apply to any Confidential Information which is publicly known under circumstances involving no breach of this Agreement.

	(b)	Upon the expiration or termination of Executive's
employment with the Company, all documents, records, reports, writings and other similar documents containing Confidential Information, including copies thereof, then in Executive's possession or control shall be returned and left with the Company.

	16.	RIGHT TO INJUNCTION.

		Executive agrees that if he breaches, or threatens to commit a breach of, any of the provisions of Sections 14 or 15 hereof, then, in addition to all other rights and remedies which the Company may have under the terms hereof and pursuant to all applicable law, the Company shall have the right to seek equitable relief in the form of a temporary restraining order and permanent injunction against Executive's violation of the terms of Sections 14 or 15 hereof.

	17.	AMENDMENT OR ALTERATION.

	No amendment or alteration of the terms of this Agreement shall be valid unless made in writing and signed by both of the parties hereto.

	18.	 LETTER OF CREDIT.

		In order to partially secure the full, complete and timely payment and performance of the Company's obligations under this Agreement, as amended from time to time, the Company shall deliver to Executive, within ten (10) business days following the execution of this Agreement, an irrevocable letter of credit in form acceptable to Executive and Executive's counsel, which shall be issued in favor of Executive by a major commercial center bank with a branch or office in either Georgia or Connecticut, in the aggregate principal amount (and at no time not less than) $300,000 for a term of the lesser of (i) five (5) years, or (ii) such time as the Company has positive profits (earnings before taxes) for six (6) consecutive months, which letter of credit can be drawn on by Executive upon demand, accompanied by a certificate of Executive certifying that the Executive has made a demand for payment to the Company under this Agreement and such demand has not been honored .

	19.	ARBITRATION AND CONSENT TO JURISDICTION

	(a)	In the event a dispute, claim or controversy shall arise
between the parties with respect to any provision of this Agreement, or the interpretation or performance hereof or thereof, and such is declared by written notice from one party to the other, the parties agree to negotiate in good faith toward resolution of the dispute. If such dispute cannot be resolved within a period of thirty (30) days after such notice is given, either party may submit the dispute to arbitration. Such dispute shall then be settled by arbitration in the City of New York, New York, under the laws of the State of New York, in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA"). In rendering its decision, the arbitration tribunal shall apply the substantive laws of the State of New York, apply the rules of evidence of the State of New York and interpret this Agreement in accordance with its terms. The determination of the arbitration tribunal shall be conclusive and binding upon the parties hereto. The arbitration will be decided by a panel of three (3) arbitrators, mutually acceptable to both parties, who will preside and decide the controversy or claim unless the parties hereto agree in writing to the contrary. Should the parties fail to agree on three (3) mutually acceptable arbitrators, then the parties agree to accept those mutually acceptable arbitrator(s) and such additional arbitrators appointed by the AAA as may be necessary to complete an arbitration tribunal of three (3)persons.

		(i) The award of the arbitration tribunal may be alternatively or cumulatively, for monetary damages, an order requiring the performance of non-monetary obligations (including specific performance) or any other appropriate order or remedy. The arbitrators may issue interim awards and order any provisions or measures which should be taken to preserve the respective rights of either party.

		(ii) Any award rendered by the arbitration tribunal shall be in writing, setting forth the reasons for the award, and shall be a final disposition on the merits. Judgment upon the award may be rendered in any court having jurisdiction, or application may be made to any such court having jurisdiction for a judicial acceptance of the award and an order of enforcement, as the case may be. The parties waive any right they may enjoy in any Federal or state courts for relief from the provisions of this clause or from any decision of the arbitrators made prior to the award.

		(iii) Each party shall bear their own costs and expenses of the arbitration, and the parties shall share equally the cost of the arbitrators; provided that any party instituting a claim or providing a defense under this Section 19 which the tribunal shall declare to be frivolous shall pay all costs and expenses, including attorney's fees and costs, incurred with such arbitration.

		(iv) The arbitration procedures in Section 19(a) shall be the exclusive remedy available to the parties hereunder to resolve any dispute, claim or controversy arising hereunder, except as provided in Section 19(b), below.

		(b) Notwithstanding anything to the contrary contained in paragraph (a) above, each party hereto hereby irrevocably submits to the exclusive jurisdiction of the Supreme Court of the State of New York, New York County, and to the exclusive jurisdiction of the United States District Court for the Southern District of New York, only for the purposes of (i) obtaining relief not within the jurisdiction or powers of the arbitration tribunal, in connection with any suit, action or other proceeding brought by any other party hereto, or any of their respective heirs, successors or assigns as applicable, arising out of or related to this Agreement, or (ii) the enforcement of the arbitration tribunal's determination as provided in paragraph (a) above; and agrees not to assert by way of motion, as a defense or otherwise, in any such suit, action or proceeding, any claim that such party is not subject to the jurisdiction of the above-named courts, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement may not be enforced in or by such courts. Executive and the Company hereby agree that all actions and proceedings permitted to be instituted hereunder by Executive or the Company, and their heirs, successors or assigns in a forum other than arbitration arising out of or related to this Agreement or the transactions contemplated hereby shall be commenced only in the courts having a situs in New York County.

	20.	SEVERABILITY.

		The holding of any provision of this Agreement to be invalid or unenforceable by a court of competent jurisdiction shall not affect any other provision of this Agreement, which shall remain in full force and effect.

	21.	NOTICES.

		Any notices required or permitted to be given hereunder shall be sufficient if in writing, and if delivered by hand, or sent by certified mail, return receipt requested, to the addresses set forth above or such other address as either party may from time to time designate in writing to the other, and shall be deemed given as of the date of the delivery or mailing.

	22.	WAIVER OR BREACH.

		It is agreed that a waiver by either party of a breach of any provision of this Agreement shall not operate, or be construed, as a waiver of any subsequent breach by that same party.

	 	23.	ENTIRE AGREEMENT AND BINDING EFFECT.

		This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, heirs, distributors, successors and assigns. Notwithstanding the foregoing, all prior agreements, if any, between Executive and the Company relating to the confidentiality of information, trade secrets and patents shall not be affected by this Agreement.

	24.	SURVIVAL.

		The expiration or termination of Executive's employment hereunder shall not affect the enforceability of Sections 5, 8, 9, 11, 12, 14, 15, 16, 18, 19, 21, 23 and 24 hereof.

	25.	FURTHER ASSURANCES.

		The parties agree to execute and deliver all such further documents, agreements and instruments and take such other and further action as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

	26.	HEADINGS.

		The section headings appearing in this Agreement are for the purposes of easy reference and shall not be considered a part of this Agreement or in any way modify, demand or affect its provisions.

		IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

USCI, INC.
By:          /s/ Robert J. Kostrinsky
    Name:  Robert J. Kostrinsky
     Title:  Executive Vice President

EXECUTIVE:
/s/ Lee Feist